United States
Securities and Exchange Commission
Washington, D. C. 20549
SCHEDULE 14A
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SYNALLOY CORPORATION
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Synalloy Issues Statement Responding to ISS Report

Synalloy Applauds ISS’s Analysis Rejecting the Dissidents’ Desire for Disproportionate Representation, a Majority Change to the Board and Replacement of the CEO

Synalloy Cautions Shareholders that the Dissidents Could Elect a Majority of Synalloy’s Board Even with Modest Shareholder Support Because of Synalloy’s Cumulative Voting System

Shareholders Wishing to Follow ISS’s Recommendations for Reasonable Dissident Representation Should Vote on Management’s BLUE Proxy Card

RICHMOND, VA (BUSINESS WIRE) - June 17, 2020 - Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”) today commented on a June 16, 2020 report from Institutional Shareholder Services (“ISS”) concerning the upcoming 2020 Annual Meeting of Shareholders. Synalloy welcomes ISS’s acknowledgement of the Company’s outperformance and the benefits of maintaining a majority of the incumbent directors.

ISS clearly believes that Privet Fund Management LLC and UPG Enterprises LLC (“Privet” and “UPG,” and together, the “Dissident Group”) have not made a strong case for a change in the majority of the Board of Directors (the “Board”) and instead should be granted proportional representation on the Board. Synalloy has offered such representation to the Dissident Group on multiple occasions, and the Dissident Group is effectively guaranteed to have proportional representation under Synalloy’s system of cumulative voting even if every other shareholder votes on management’s BLUE proxy card. Accordingly, Synalloy again urges shareholders to vote on management’s BLUE proxy card to provide stability while giving the Dissident Group proportional representation, as ISS has recommended.

Commenting on the report, Synalloy issued the following statement:

“We applaud ISS’s recognition that Synalloy’s current leadership team has delivered superior returns to shareholders, outperformed peers and managed its business and balance sheet well. ISS is correct that a change in the majority of the Board is unnecessary and that proportional representation for the Dissident Group - two directors on our eight-person Board for these 25% shareholders - is reasonable and appropriate.

ISS’s view that two of Privet’s nominees should be added to the Board is consistent with Synalloy’s prior settlement proposals and can be achieved by the Dissident Group without any further shareholder support. The Dissident Group can leverage its combined 25% ownership stake and “cumulate” its votes to ensure the election of two representatives. All shareholders who agree with ISS’s clear recommendation for modest change at Synalloy should vote all of their shares on Synalloy’s BLUE proxy card, or shareholders risk allowing the Dissident Group to “cumulate” votes to elect its own candidates constituting a majority of the Board.”

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ISS concluded:

“The company's total shareholder return and EBITDA relative to peers appear to be satisfactory, management has demonstrated responsiveness to the dangers of the debt level, and the best opportunities to improve the company appear to exist at the margins as opposed to warranting a top-to-bottom turnaround.”

Synalloy further commented that, “Notably, the Dissident Group has said that if it is successful in electing a majority of the Board, it intends to replace Synalloy’s CEO and “integrate” Synalloy, on undisclosed terms, with UPG, one of the Dissident Group members. ISS did not find any basis for such wholesale change, replacing Synalloy’s CEO or integrating Synalloy with UPG. But if shareholders provide even modest support for the Dissident Group, they run the risk of the unintended consequence that the Dissident Group will elect a majority of the Board, make wholesale changes, replace management and integrate Synalloy with UPG. Synalloy notes that such changes could severely hamper performance - neither Synalloy nor its shareholders have any reason to believe that UPG or the Dissident Group’s chosen interim CEO, Chris Hutter, are strong performers - and the integration of Synalloy with UPG would likely dampen any strategic interest in Synalloy, limiting or eliminating a takeover premium for Synalloy shareholders.”

In its report, ISS also noted:

“Outperforming” Investment Returns:

•
“SYNL outperformed the S&P 600 Small Cap Steel Index and the median of the aforementioned peer group over the CEO's tenure from Jan. 21, 2011 through March 4, 2020, the unaffected date before the dissidents filed their 13D.”

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“Over the period ending March 4, 2020, SYNL's TSR of 42.6 percent was 117.7 percentage points above the S&P 600 Small Cap Steel Index (S6STEL) and 59.7 percentage points above the peer median. Extending this analysis through June 12, 2020, the company's TSR of (8.0) percent was 68.3 percentage points above the index and 31.5 percentage points above the peer median.”

Strong Performance by Synalloy’s CEO:

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“…[t]he CEO has led a cost cutting initiative that comprehensively reviewed expenses across the entire operation and will contribute meaningfully to the company's prospects. He has a laudable commitment to transparency and providing guidance to shareholders, even in a business where demand and input prices change quickly and make it difficult to be accurate.”

•	“…[t]he notion that immediate replacement of the CEO may be needed does not seem fully substantiated at present.”

“Improved” Operating Performance:

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“The dissidents' concerns about declining EBITDA margins, while factually correct (margins as of March 31, 2020 were lower than they were at the start of the CEO's tenure), do not appear to be tied to a trend of a widening gap between the company and its peers.”

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•
“Leverage began an upward trend in late 2016, exceeded the peer median in 2018, and continued to rise through late 2019. However, the company's response to current circumstances, including $6 million of cost cuts, suggest that the problem is receiving due attention.”

ISS Recommends Against a “Top-to-Bottom Turnaround”:

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“Synalloy shareholders have experienced a total return during the tenure of the CEO that bests the peer median by 31.5 percentage points. Its EBITDA margin is similar to that of peers and there are not indications of a widening gap between the company and its peers. Management has put in place a cost reduction program that is expected to save $6 million this year and anticipates that outstanding debt will be below $50 million by the end of 2020, a 46 percent reduction from the peak. Despite the dissidents' valid concerns about rising SG&A as a percent of sales and the possibility of a breach of debt covenants, the case for a change in [a majority] of the board is weakened in the face of the company's superior TSR, EBITDA margins that approximate the median of peers, and effective response to bring down its debt.”

The Choice is Clear - Please Sign, Date and Promptly Return the BLUE Proxy Card
The Board urges you to carefully consider the information contained in the Company’s proxy materials in connection with the 2020 Annual Meeting of Shareholders and cast your vote on the BLUE proxy card.

•	DO NOT return the white proxy card sent to you by the Dissident Group

•	DO NOT vote by responding to the email solicitations sent to you by the Dissident Group

Should you have any questions, please contact the Company’s proxy solicitor Morrow Sodali LLC:

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tube, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

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Forward-Looking Statements
This press release may include “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “should,” “anticipate,” “hope,” “optimistic,” “plan,” “outlook,” “should,” “could,” “may” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in nickel and oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence, risks relating to the impact and spread of COVID-19 and other risks detailed from time-to-time in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company assumes no obligation to update the information included in this release.

Important Other Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders. The Company has filed a definitive proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the 2020 Annual Meeting of Shareholders. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at www.synalloy.com.

Media Contact
Phil Denning, ICR
(646)277-1258
Phil.Denning@icrinc.com

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